CONTACT:	Brian J. Begley Vice President — Investor Relations Atlas Energy Resources, LLC 215/546-5005 215/553-8455 (fax)
DRAFT — 5/2, 6PM

ATLAS ENERGY RESOURCES, LLC ANNOUNCES PRIVATE OFFERING OF COMMON UNITS
Pittsburgh, PA — May 5, 2008 — Atlas Energy Resources, LLC (NYSE: ATN) (“Atlas Energy”) announced today that the Company sold 600,000 of its Class B common units to Atlas America, Inc. (NASDAQ: ATLS) in a private placement at $42.00 per common unit, the price as of today’s market close. This common unit offering will increase Atlas America’s ownership of Atlas Energy’s common units to 29,952,996 common units.
Atlas Energy intends to use the net proceeds from this offering to repay a portion of its outstanding balance under its revolving credit facility to create additional borrowing capacity to fund additional acreage acquisitions and accelerated development of the Marcellus Shale as well as further development of its other drilling programs and lease acquisition activities.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. The common units that are being sold in the private placement have not been registered under the Securities Act of 1933, as amended, and may not be sold in the United States absent registration or an applicable exemption from registration requirements.
Atlas Energy Resources, LLC develops and produces domestic natural gas and to a lesser extent, oil. Atlas Energy is one of the largest independent energy producers in the Appalachian Basin and northern Michigan. Atlas Energy sponsors and manages tax-advantaged investment partnerships, in which it co-invests, to finance the exploration and development of the Company’s acreage in the Appalachian Basin. Atlas Energy is active principally in Pennsylvania, Michigan and Tennessee. For more information, visit Atlas Energy’s website at www.atlasenergyresources.com or contact Investor Relations at bbegley@atlasamerica.com.
Atlas America, Inc. owns an approximate 48% common unit interest and all of the Class A and management incentive interests in Atlas Energy Resources, LLC, and a 64% interest in Atlas Pipeline Holdings, L.P., a limited partnership which owns the general partner interest in Atlas Pipeline Partners, L.P., and all the incentive distribution rights and 5.5 million common units of APL. For more information, please visit our website at www.atlasamerica.com, or contact Investor Relations at bbegley@atlasamerica.com.
Certain matters discussed within this press release are forward-looking statements. Although Atlas Energy Resources, LLC believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in Atlas Energy’s reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.